Exhibit 99.4

LinkedIn: Stryker Trauma & Extremities

LinkedIn post dated November 4, 2019: We’re excited to announce a definitive agreement to acquire Wright Medical, a medical device company focused on upper extremities, lower extremities and biologics, which are among the fastest growing segments in orthopaedics. Wright, a recognized global leader, brings a highly complementary portfolio to our trauma & extremities business and customer base. Read the press release here: https://lnkd.in/dBd-MWg [link to Stryker Press Release, dated November 4, 2019, announcing definitive agreement to acquire Wright Medical]

LinkedIn: Stryker Foot & Ankle

LinkedIn post dated November 4, 2019: We’re excited to announce a definitive agreement to acquire Wright Medical, a medical device company focused on upper extremities, lower extremities and biologics, which are among the fastest growing segments in orthopaedics. Wright, a recognized global leader, brings a highly complementary portfolio to our trauma & extremities business and customer base. Read the press release here: https://lnkd.in/dBd-MWg [link to Stryker Press Release, dated November 4, 2019, announcing definitive agreement to acquire Wright Medical]

LinkedIn: Spencer Stiles

LinkedIn post dated November 4, 2019: Another exciting day at Stryker! This morning we announced a definitive agreement to acquire Wright Medical. Wright is a global innovative company with a platform that is highly complementary to Stryker’s Trauma & Extremities business.

bit.ly/stryker-acquisition [link to Stryker Press Release, dated November 4, 2019, announcing definitive agreement to acquire Wright Medical]

Stryker Stryker Joint Replacement Stryker Trauma & Extremities Stryker Spine #stryker #wearestryker

Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the failure to satisfy any of the closing conditions to the acquisition of Wright, including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Wright; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Wright; the effects of the proposed Wright transaction (or the announcement thereof) on the parties relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Wright products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Wright; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Additional Information and Where to Find It

The tender offer for Wright’s outstanding ordinary shares referenced herein has not yet commenced. This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). At the time the tender offer is commenced, Stryker will file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Wright will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Wright also intends to file with the SEC a proxy statement in connection with an extraordinary general meeting of shareholders of Wright, at which the Wright shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the extraordinary general meeting. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN

IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at katherine.owen@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

Participants in the Solicitation

Wright, its directors and executive officers and other members of its management and employees, as well as Stryker and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Wright’s shareholders in connection with the EGM Proposals. Information about Wright’s directors and executive officers and their ownership of Wright ordinary shares is set forth in the proxy statement for Wright’s 2019 annual general meeting of shareholders, which was filed with the SEC on May 17, 2019. Information about Stryker’s directors and executive officers is set forth in the proxy statement for Stryker’s 2019 annual meeting of shareholders, which was filed with the SEC on March 20, 2019. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Wright’s directors and executive officers in the transaction, which may be different than those of Wright’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

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